October 19,2006

Ortec International, Inc. 3960 Broadway

New York, NY 10032

Attn: Ronald Lipstein, CEO

Ladies and Gentlemen:

Reference is made to the letter agreement dated December 13,2004 from Paul Royalty Fund, L.P. (formerly known as Paul Capital Royalty Acquisition Fund, L.P., "PRF') to Ortec International, Inc. ("Ortec"), a copy of which is attached as Exhibit A hereto (the "Forbearance Letter"). Capitalized terms used in this letter and not otherwise defined herein shall have the meanings given to such terms in the Amended and Restated Revenue Interests Assignment Agreement among Ortec, OrCel LLC and PRF dated as of February 26, 2003 (as amended, supplemented or otherwise modified through the date hereof, the "RIA Agreement").

For the purpose of extending the term of the Forbearance Period (as defined in the Forbearance Letter) and continuing to facilitate the ability of Ortec to obtain funds from a sale by Ortec of equity and/or the issuance by Ortec of debt, PRF and Ortec hereby agree as follows:

1.	The Forbearance Letter is hereby amended by deleting the definition of "Forbearance Period" therein in its entirety and replacing such definition with the following:

“"Forbearance Period" means the period commencing with the execution of this agreement and ending at 12:01 a.m. (New York time) on the earliest of the following dates: (i) January 1, 2007, (ii) the date which is 15 days prior to the occurrence of a Bankruptcy Event (other than a Bankruptcy Event described in clauses (v) or (vi) of the definition of Bankruptcy Event in the RIA Agreement), and (iii) the Deemed Exercise Date."

2. The Forbearance Letter is hereby amended by deleting the definition of

"Deemed Exercise Date" therein in its entirety and replacing such definition with the following:

3. "Deemed Exercise Date" means the date which is 5 business days before the earlier of (a) the date on which a Bankruptcy Event occurs (other than a Bankruptcy Event described in clauses (v) or (vi) of the definition of Bankruptcy Event in the RIA Agreement) or (b) the date on which a Notice Event occurs."

Except for the forbearance specifically set forth in the Forbearance Letter as amended above, PRF does not (x) waive any other rights it has under Section 5.07 of the RIA Agreement or otherwise, or (y) make any representations or agreements.

Except as otherwise specifically amended hereby, the terms of the Forbearance Letter remain in full force and effect.

This letter may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this letter in any facsimile form shall be effective as delivery of a manually executed counterpart of this letter.

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NY3 -423145

If the foregoing accurately expresses our agreement, please execute a copy of this letter and return it to us.

Very truly yours,

PAUL ROYALTY FUND, L.P.

By: Paul Capital Management, LLC,

its General Partner

By: Paul Capital Advisors, L.L.C.,

its Manager

By:	/s/ Lionel Leventhal

Name:Lionel Leventhal Title: Manager

ACCEPTED AND AGREED,

ORTEC INTERNATIONAL, INC.

By:	/s/ Alan W. Schoenbart
Name: Alan W. Schoenbart
Title:	Chief Financial Officer

EXHIBIT “A”

December 13, 2004

Ortec International, Inc.

3960 Broadway

New York, NY 10032

Attn: Ronald Lipstein, CEO

Dear Mr. Lipstein:

For the purpose of facilitating the ability of Ortec International, Inc. ("Ortec") to obtain funds in the future from a sale by Ortec of equity and/or the issuance by Ortec of debt and in reliance on the representation and agreement of Ortec set forth below, subject to the provisions of this letter, Paul Royalty Fund, L.P., formerly known as Paul Capital Royalty Acquisition Fund, L.P. ("PRF") agrees to forbear during the Forbearance Period (as defined herein) from exercising its rights under Section 5.07(a) of the Amended and Restated Revenue Interests Assignment Agreement among Ortec, OrCel LLC. and PRF dated as of February 26, 2003 (the "RIA Agreement") arising solely from either (x) the Purchase Option Event described in clause (v) only of the definition of "Purchase Option Event" in the RIA Agreement or (y) a Purchase Option Event arising solely as the result of the occurrence of a Bankruptcy Event described in clauses (v) or (vi) of the definition of Bankruptcy Event in the RIA Agreement.

Ortec hereby represents that since December 1, 2004, Ortec has received an aggregate amount of net cash proceeds from the issuance of common stock of Ortec pursuant to the exercise of warrants equal to at least One Million, Two Hundred Thousand Dollars ($1,200,000).

Ortec agrees to deliver prompt written notice to PRF of a Notice Event. If Ortec fails to deliver written notification to PRF of a Notice Event at least 5 business days in advance of the earliest to occur of the following: (i) the occurrence of a Bankruptcy Event (other than a Bankruptcy Event described in clauses (v) or (vi) of the definition of Bankruptcy Event in the RIA Agreement), (ii) the occurrence of a Notice Event described in clause (c) of the definition of Notice Event or (iii) the taking by Ortec or OrCel of any action to cause a Bankruptcy Event (other than a Bankruptcy Event described in clauses (v) or (vi) of the definition of Bankruptcy Event in the RIA Agreement), then the exercise by PRF of its purchase option rights under Section 5.07 of the RIA Agreement shall be deemed automatically (and without further action on the part of PRF) effectuated as of the Deemed Exercise Date.

Except for the forbearance specifically set forth above, PRF does not (x) waive any other rights it has under Section 5.07 of the RIA Agreement or otherwise, or (y) make any representations or agreements.

As used herein, the following defined terms have the meaning set forth below:

"Forbearance Period" means the period commencing with the execution of this agreement and ending at 12:01 a.m. on the earliest of the following dates: (i) July 1, 2006; (ii) the date which is 15 days prior to the occurrence of a Bankruptcy Event (other than a Bankruptcy Event described in clauses (v) or (vi) of the definition of Bankruptcy Event in the RIA Agreement) and (iii) the Deemed Exercise Date.

"Notice Event" means either (a) Ortec's or OrCel's intent to cause or to take any action to cause a Bankruptcy Event (other than a Bankruptcy Event described in clauses (v) or (vi) of the definition of Bankruptcy Event in the RIA Agreement), (b) Ortec or OrCel being advised or otherwise becoming aware that a Bankruptcy Event (including an involuntary Bankruptcy Event, but excluding a Bankruptcy Event described in clauses (v) or (vi) of the definition of Bankruptcy Event in the RIA Agreement) has occurred or will occur shortly or (c) the presentation to Ortec's Board of Directors or to OrCel's manager or other governing body or to anyone of Ortec's directors or OrCel's managers by the Chairman, the chief executive officer, the chief financial officer or any other person exercising similar functions or any other member of senior management, director or manager of either Ortec or OrCel of a proposal to commence a bankruptcy proceeding or otherwise cause a Bankruptcy Event (other than a Bankruptcy Event described in clauses (v) or (vi) of the definition of Bankruptcy Event in the RIA Agreement).

"Deemed Exercise Date" means the date which is 5 business days before the earlier of (a) the date on which a Bankruptcy Event occurs or (b) the date on which a Notice Event occurs.

If the foregoing accurately expresses our agreement, please execute a copy of this letter and return it to us.

Yours very truly

PAUL ROYALTY FUND, L.P.

By: Paul Capital Management. LLC,

its General Partner

By: Paul Capital Advisors, LLC,
its Manager

By:	/s/ Gregory Brown
Name: Gregory Brown, M.D.
Title: Manager

ACCEPTED AND AGREED

ORTEC INTERNATIONAL, INC.

By:	/s/ Ron Lipstein
Name: Ron Lipstein
Title: CEO